The Growth Fund of America, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 73B, 74U1 and 74U2, and 74V1 and 74V2, complete answers are as follows:

Item 48K
If answer to 47 is ‘Y’ (Yes), fill in the table or single fee rate applied to Registrant’s/Series’ assets based on the advisory contract

Step:	Asset Value: ($000s omitted)	Annual Fee rate
K) over	$210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$903,273
Class B	$21,976
Class C	$32,444
Class F-1	$273,603
Class F-2	-
Total	$1,231,296
Class 529-A	$27,788
Class 529-B	$1,234
Class 529-C	$2,308
Class 529-E	$1,036
Class 529-F-1	$1,001
Class R-1	$1,728
Class R-2	$9,503
Class R-3	$108,674
Class R-4	$181,296
Class R-5	$184,577
Total	$519,145

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3593
Class B	$0.1010
Class C	$0.0992
Class F-1	$0.3696
Class F-2	-
Class 529-A	$0.3492
Class 529-B	$0.0785
Class 529-C	$0.0903
Class 529-E	$0.2473
Class 529-F-1	$0.4168
Class R-1	$0.1338
Class R-2	$0.1152
Class R-3	$0.2667
Class R-4	$0.3512
Class R-5	$0.4556

Item 74A through 74N and 74T
Condensed balance sheet data:

A) Cash	$1,469
B) Repurchase agreements	-
C) Short –term securities other than repurchase agreements	$24,640,687
D) Long-term debt securities including convertible debt	$75,146
E) Preferred, convertible preferred, and adjustable rate preferred stock	$783,397
F) Common Stock	$153,801,643
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	$484
J) Receivables from portfolio instruments sold	$65,753
K) Receivables from affiliated persons	-
L) Other receivables	$539,951
M) All other assets	-
N) Total assets	$179,908,530

T) Net Assets of common shareholders	$179,119,138

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,663,546
Class B	216,264
Class C	348,457
Class F-1	839,378
Class F-2	3,710
Class 529-A	93,835
Class 529-B	17,409
Class 529-C	29,818
Class 529-E	4,882
Class 529-F-1	2,797
Class R-1	16,972
Class R-2	90,969
Class R-3	435,022
Class R-4	566,574
Class R-5	566,336

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$30.61
Class B	$29.44
Class C	$29.30
Class F-1	$30.41
Class F-2	$30.61
Class 529-A	$30.47
Class 529-B	$29.56
Class 529-C	$29.55
Class 529-E	$30.21
Class 529-F-1	$30.46
Class R-1	$29.65
Class R-2	$29.77
Class R-3	$30.11
Class R-4	$30.38
Class R-5	$30.66

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$188,097,992